Exhibit 99.7
Conference Call Transcript
JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

JDA SOFTWARE
Moderator: Hamish Brewer
August 11, 2008
10:00 am CT

Operator:	Good morning. My name is (Callie) and I will be your conference operator today. At this time I would like to welcome everyone to the JDA Software to acquire i2 Technologies Conference Call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star and then the number 1 on your telephone keypad; if you would like to withdraw your question press the pound key.

Thank you. Mr. Hamish Brewer, you may begin.

Hamish Brewer:	Thank you, (Callie) and welcome everyone to our conference call today. My name is Hamish Brewer; I’m the CEO of JDA Software. And with me on the call today I have Kristen Magnuson, who is our Chief Financial Officer who’s going to begin the proceedings here by reading our Safe Harbor statement.

Kristen Magnuson:	Good morning everyone. This presentation and our comments today will contain forward-looking statements that involve risks, uncertainties and

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.

These risks are further described at the end of this presentation and from time to time in JDA’s Security and Exchange Commission reports including but not limited to the annual report on Form 10K for the year ended December 31, 2007 and subsequently filed reports.

This presentation also includes certain non-GAAP measures, which JDA uses internally in budgeting and performance monitoring activities to gauge our business performance.

We believe these measures provide useful information to investors in evaluating JDA’s ongoing business results. We have prepared a reconciliation of each of these measures to the most directly comparable GAAP measures in our press release: JDA Software Group to acquire i2 Technologies, which is posted on our Web site at www.JDA.com.

Hamish Brewer:	Thank you, Kristen. So before I get into the detailed presentation let’s just quickly go through the overview of the transaction here. Yesterday we signed an agreement with i2 Technologies to acquire i2 for approximately $346 million enterprise value.

This really marks the next logical step for JDA in our ongoing transformation and growth of the company. Some of you will remember that a couple of years ago we acquired Manugistics and that was really the first time that JDA took a major step into the manufacturing space as an evolution of our strategy to be a leading supply chain specialist.

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

And we believe that the acquisition of i2 is the next logical step for us. We’re going to finance the acquisition through debt as we did with Manugistics. We expect to close the transaction in the fourth quarter. And on an LTM basis this creates an organization that’s going to have about $635 million of revenues and including some near-term identified cost synergies of about $150 million of EBITDA.

So the agenda that we’ve got for the presentation here today is to take you first of all through a quick review of JDA on a stand-alone basis recognizing that there may be a number of people on the phone today who are new to JDA, i2 shareholders and so on.

We would like to take a couple of minutes just to introduce JDA to those new listeners. And then we’re going to move on and talk about the transaction and finally take you through a financial review and then we’ll open it up for questions and answers.

So starting off with a little bit about JDA, JDA is a leading provider of supply chain planning and optimization solutions and also execution systems targeted at the global retail marketplace, manufacturing marketplace and the wholesale and distributor marketplace.

As you can see from the charts that we’re — that I’m showing here — on a stand alone basis in the last 12 months we’ve generated about $377 million of revenue and from that about $90 million of EBITDA and $88 million of cash flow from operations.

You can also see from this chart that the company has grown steadily. And that growth over the last three years shown here, and the years prior to that,

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

have been fueled along the way by acquisitions such as the one we’re announcing today.

We are — I would describe JDA as a financially strong company and also a company that is operationally disciplined and has proven track record of delivering the successful results from these kind of transactions.

We are an experienced consolidator. This represents the 11th acquisition that JDA has done in the past 10 years. When we acquired Manugistics in July of 2006 that was by far the largest acquisition that we had done up to that point in time.

And I would say that that transaction was transformative for JDA; it was the first time we really got into the manufacturing domain in a serious way with a much larger solution offering for that industry.

And so JDA had to not only integrate the Manugistics company into our business and go through the normal sort of cost synergies, etcetera, to build out the business that we have today, we also had to introduce the brand and the name, JDA, to the manufacturing industry because many of the companies that we, today, call our customers were not that familiar with JDA.

So that one I would describe the Manugistics as a transformative acquisition for JDA. What it demonstrates is it demonstrates our ability to execute on these kind of transactions and to deliver significant results. And as you can see from this chart we took the company from a run rate of around $30 million of EBITDA up to $90 million of EBITDA on an LTM basis running through to June 30 this year.

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

So while i2 represents another major step along the way for JDA, this is a logical next step for JDA and I think by comparison with the Manugistics acquisition we believe it’s going to be more incremental in nature rather than transformative as the Manugistics acquisition was.

So we’re very confident in our ability to be able to deliver the synergies that we foresee in and that I’m going to be describing for you here today.

When you look back over the last three years, as you can see from this chart, running up through to the end of the second quarter of this year, what you can see in fact is that first of all that JDA has had a history of choppy license revenues from quarter to quarter. And we would expect that to continue.

However, when you look past a 90-day timeframe you can see that the company has moved steadily forward. You can look at these three time periods, the 12 months running up to the end of June this year, the prior 12 months and the prior - and the 12 months prior to that, as really three eras for the company.

The period — the 12 months running up to June of 2006 was really — you could describe that as the pre-Manugistics era. And we had an average run rate and our software revenues at that time of about $12.6 million a quarter.

Then the next period, the next 12 months, you could really describe as the integration period when we integrated Manu into our business and we also harvested the cost synergies that we had identified with that acquisition opportunity.

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

And now we’re in the period of revenue synergies where we’re starting to take those products that - the Manugistics products — and expand our top line revenues and in doing so expand the profitability of our company.

This next chart shows you the same period of time but now looking at EBITDA.

And what it shows you is that the positive gains that we’ve made from a revenue perspective over the last three years have actually been magnified from a profitability perspective where we’ve moved from the run rate of about $6 million a quarter of EBITDA prior to Manugistics to $18 million a quarter in the integration and cost synergy phase and now $22.6 million a quarter average in the revenue synergy stage.

And I would anticipate with this acquisition of i2 that we will go through exactly the same process. We’ll have about a year of integration and cost synergies and then we’ll move on from there and we’ll start to experience the revenue synergies, which will drive the top line for the company.

When you look at the historic financial metrics for JDA, and again looking at the same periods here, the six months ending June 30 for 2006, 2007 and 2008, you can see once again that our progress is not only being from a top line revenue and an EBITDA perspective, but we’ve also had very strong progress as a company from a cash flow perspective.

JDA has always demonstrated solid and reliable cash flow from operations. We’ve moved, as you can see, in the six-month period from $18 million of cash flow from operations to $43 in 2007 and now more — just in the last six months — $51.9 million cash flow from operations.

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

And with tight control on our DSOs etcetera, you know, JDA has demonstrated, I think, a financially disciplined performance over the last few years.

We’ve also shown our ability to use that effectively as a mechanism to achieve the goals that we’re setting out here today with the i2 acquisition. We took on debt when we acquired Manugistics, you can see that from our net debt position in 2007, was $40.7 million.

And we’ve, through a strong cash flow from operations, we’ve been able to repay that debt very quickly and get to a net cash position today of $43.6 million. And we will plan to do exactly the same with i2.

JDA not only has good disciplined operations from a financial perspective, we’ve also built and I believe we operate a very efficient and disciplined sales execution capability globally.

This is demonstrated here; in this chart you can see that we’ve actually successfully executed around 124 licensed deals just in the first half of 2008, which included eight deals over $1 million.

We expect to be able to bring this same sales capability, this same sales discipline to i2 and we think that in doing so we will generate significant upside for the i2 products and the i2 assets in general.

We did have a disappointing second quarter in software. As you saw on those charts I showed earlier, JDA’s software revenues have always been choppy from quarter to quarter but overall our progress is solid and it’s positive. And we still expect to have — to achieve our guidance for 2008.

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

And we expect our software sales to bounce back in the second half of 2008 based upon the strong pipeline that we have right now.

So overall, just summarizing the JDA standalone company from an investment highlight perspective, you know, we are a vertically focused enterprise software company focusing on retail and then over the last few years, particularly since the Manugistics acquisition, on supply chain for manufacturers, retailers, wholesalers and (unintelligible).

We focus on planning and optimization solutions, which gives us a very clear market differentiation and competitive differentiation against the larger horizontal ERP companies out there such as SAP and Oracle.

We also have demonstrated strong and consistent growth over the last three years with a compound annual growth rate of 32% for revenues and 66% for EBITDA. And we have, I would say, overall that our company is financially conservative and disciplined in execution and operation.

So that gives you a brief overview of JDA as a company. And now I’d like to move on to the transaction rationale.

When you look at the two companies side by side what you can see instantly is that i2 is very consistent with — and complimentary — is very complimentary to JDA’s existing operation and it’s also very consistent with our ongoing strategy.

It provides complimentary capabilities to JDA in several respects. First of all by bringing JDA’s - expanding JDA’s offering for manufacturing beyond our existing market leadership in process manufacturing to now include discreet manufacturing as well.

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

It also expands our capabilities in the transportation market. And it provides us with some additional capabilities in the retail market as well.

Just taking you through some of the key details of this transaction, the first thing to point out I think here is that obviously we’re going to have, on an LTM basis, combined revenues of about $635 million.

But what’s interesting to note here is that about 47% of that $635 million is recurring revenues from subscription and maintenance giving us a very sound base upon which to execute the integration and to deliver the benefits that we anticipate from this transaction.

JDA has really established a market position as a leading company in the planning and optimization space. And likewise, so has i2, particularly focused on discreet manufacturing.

And JDA, by bringing together these two companies, we believe that we will create a company that is going to be clearly seen by the market as a leader in the planning and optimization space, a focused company, a vertically focused company that’s dedicated to this market and a company that has the intellectual capital and the innovative capability and the track record for being able to innovate and move forward rapidly in this marketplace creating new offerings, new value for our customers and new value in turn for JDA, our shareholders and our employees.

We have identified near-term cost synergies of approximately $20 million. And this transaction, we anticipate, is going to be highly accretive within the first 12 months.

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

The next — as I said earlier on, we think that this represents really the next logical step for JDA. We’re going to be able to leverage the experience that we gained through the Manugistics acquisition. And even though it was meant — as I said earlier on, with Manugistics we had to really introduce JDA to the manufacturing marketplace. We actually see this next transaction for JDA as being somewhat easier to integrate than Manugistics because it’s incremental rather than transformational in nature. And it allows us to expand our presence and capability in the manufacturing market very quickly.

So what attracted JDA to i2? Well i2, as I said just a few seconds ago, has established a clear market leadership in the supply chain planning marketplace. It has demonstrated a 20-year track record of delivering superior results to manufacturers around the world and then more recently, also, to some retail companies.

It’s very complimentary, I believe, to the JDA - existing JDA business expanding our solution offering to now incorporate discreet manufacturers as well as the process manufacturers that we were able to address through Manugistics.

And even though i2 has been through some challenging times that I think everyone knows about in the last few years, when we looked inside this company we just — we have determined that the turnaround is well under way; the company is on a solid foundation now. And we think it’s going to benefit significantly from ownership by JDA, eliminating concerns about vendor viability and enabling us to really maximize the potential of the i2 assets in the marketplace.

i2 has established over the years a very solid customer base, a very complimentary customer base to JDA’s existing customer base and that

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

customer base, as you can see when you look at the i2 results, is responsible for generating a strong, predictable and recurring revenues for i2, all of which are factors that are very attractive to JDA.

I’ve talked a little bit about process manufacturing and discreet manufacturing. When JDA acquired Manugistics we, at that point in time, we were really primarily a retail focused company. By acquiring Manugistics we expanded our offerings to incorporate primarily process manufacturers, of which, as this chart shows, we believe there are approximately 17,000 in tier one and tier two worldwide.

Manugistics had historically been primarily focused on delivering to tier one companies. JDA had a very strong track record historically of delivering solutions to tier two companies. And we were able to take that capability to the Manugistics offering and start to expand our success to include not only tier one manufacturers but also tier two manufacturers.

Now, with the acquisition of i2, we believe this completes the picture in terms of JDA’s addressable market in manufacturing, doubling the addressable market for us by adding approximately another 17,000 companies that we can go after in the discreet manufacturing space.

And once again, while i2 has had a tremendous track record over the years of selling into tier one, we believe we’re going to be able to take our experience and capabilities of selling into tier two and provide that additional value to the i2 assets as we expand the success of those products not only into tier one but also into tier two as we go forward.

It’s going to diversify our customer base. As I said earlier, on an LTM basis it creates a revenue base of about $635 million. And that will break out

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

approximately 60% from manufacturing and distribution, 37% from retail and 3% from our services industry’s business units.

It will also create a customer base of approximately 6000 customers, about 1500 retailers and about 4500 manufacturers and wholesale distributors. It’s going to enable JDA to accelerate our solution innovation.

We believe that the technology and solution integration of i2 and to JDA is actually going to be more straightforward than the Manugistics one was; we had more technical challenges to deal with there, we had bigger decisions to make about how we were going to integrate the two businesses together.

Comparatively, this integration is going to be far more straightforward. We have a common technology foundation between our two solution platforms, which are both built on J2EE technologies. And we have complimentary capabilities in those platforms where JDA has really focused on low cost and (fault) tolerance delivery capability; i2 has really expanded its capabilities in services-based business process configuration.

i2 also has developed over the years a strong center of excellence capability in Bangalore. And those of you who have been following JDA will know that JDA has as a major strategic move this year, in 2008, been expanding our center of excellence in Hyderabad.

And we believe that bringing the Bangalore center into JDA is going to accelerate our center of excellence strategy and it’s very consistent and complimentary to the moves that we are already making in Hyderabad.

So we see a lot of complimentary characteristics when you look at i2 side by side with JDA. We both have deep, deep domain expertise in the supply chain

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

planning and optimization market. We’re both very customer-focused businesses. We both focus on leading edge innovation. We both focus on planning and optimization solutions.

The Bangalore and Hyderabad centers of excellence are going to be very complimentary. We have very complimentary business models; we go about doing business in a very similar way. In fact, you know, the more we looked into i2 the more we came to the conclusion that these guys are just like us, they’re just addressing a slightly different market and they’ve developed solutions for that market and it’s very complimentary to JDA.

And we both value the deep domain expertise of our associates. And we both have a track record of maintaining long-standing key associates who help us deliver the superior value that our customers experience.

So we believe that this transaction creates a durable and a comprehensive value proposition really establishing JDA as a leading vertically focused specialist in the supply chain market.

It’s very consistent with our ongoing strategy. It’s consistent with our solutions strategy of delivering planning and optimization solutions. And we think that the synergies are going to be immediately apparent to both of our customer bases.

In fact, when we look at our respective customer bases today we already see more than 130 companies out there that have recognized the value of combining JDA’s solutions with i2 solutions because they went out and independently bought them and put them together in their businesses.

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

We think this is a great validation of this strategy; it’s very similar to the position that we were in when we announced Manugistics and we think we’re going to be able to deliver a similar result. So it’s very complimentary in terms of adding to JDA’s strengths and we have very complimentary business models.

So overall we feel very positive about the opportunity here; we’re very positive about our ability to execute on this opportunity. And we look forward to having the opportunity to do so.

And with that I’d like to hand it over to Kristen who’s going to take us through a financial review of this transaction.

Kristen Magnuson:	Thank you, Hamish. This morning I’d like to spend a few moments now on talking about the overall cost of this transaction, the funding of the transaction and the outlook for the costs and synergies in the near term.

This first chart takes you through the details of the exact actual purchase price that we will be paying for this company. We contemplate buying the common equity of i2 at a price of approximately $14.86 per share, which equates to about $343 million. This represents a premium to the market equity value in the last 30 days of about 12%.

On top of that we will be retiring the 5% convertible notes that are outstanding on the balance sheet of i2 today. The price here of $107 million includes not only their make whole premium but a fee in order to allow them to waive the covenant so that we can put our more efficient bank financing facility in place.

We will also be retiring the 2.5% convertible preferred stock that’s outstanding at i2 at a price of approximately $118 million, which includes a

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

10% change in control premium. So the gross acquisition costs here are just north of $568 million.

These will be partially offset by the $143 million of cash that i2 had on its balance sheet at the end of its last fiscal quarter plus the proceeds that it has already received net of the legal costs and tax implications from the SAP patent settlement leaving us with a net purchase price, or enterprise value cost of this acquisition of $346 million.

This represents a multiple of the last 12 months revenue of 1.3 times and a multiple of the last 12 months EBITDA on a standalone basis of 7.6 times, which is in line with the metrics that we have used in pricing our previous acquisitions.

Moving on to the next slide, the source and uses of this transaction fall out as follows: JDA at the end of its last quarter had cash of nearly $125 million. We will also use the cash of i2 on its balance sheet at the end of their last quarter of $143 million plus the $79 million that they’ve received from the SAP settlement.

We have a commitment for financing of $425 million in a term loan, which we will take down at the closing. And we also will have a $25 million unfunded revolver in place at the time we close the transaction. So the total sources for this transaction will be $771.6 million.

As we previously discussed, we will purchase the i2 common equity, the i2 convertible preferred, the i2 convertible notes. We will also repay the JDA existing debt and replace it with the new facility, which today has $80.9 million outstanding.

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

The transaction costs associated with this transaction include original issue discount on the debt, loan origination fees, investment banker fees, legal fees and some change of control payments to existing employees at i2, which add to a total of $45 million. And that will leave us with estimated cash on the opening balance sheet of about $77 million.

We will use approximately $27 million of this to affect the restructuring of the combined organizations once we are in a go-forward position to eliminate redundant office space and employee positions and to further restructure the company.

When you look at the combined entity you’ll see from this chart we will have total revenues of nearly $635 million, $300 million of which will be coming from recurring revenues. The total maintenance space of the combined organization will be more than $271 million.

The attrition rate at i2 has recently stabilized and is now within — well within industry standards of 5%. And in fact some of that attrition can be attributed to customers switching from an (ILS) model with pure maintenance to a subscription model, which is another stable source of recurring revenue.

The combined EBITDA of the total entity before restructuring will be $136 million. Based upon our experience at Manugistics and other acquisitions we know that when you announce a deal of this magnitude there are some near term disruption in the target’s ability to continue refilling its pipeline with new business.

So we are anticipating there will be some near term compression in the gross profit until we are able to close the transaction and get around to their customers and explain the product roadmap etcetera. So we’ve estimated that

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

there could be some near term compression in the gross profit line of about $6 million.

However, more than offsetting that we’ve identified some low hanging fruit in near term cost synergies of approximately $20 million. So the pro forma EBITDA of the combined organization will be $150.3 million. These cost synergies are very modest in terms of what we’ve accomplished in other transactions representing only about 13% of the combined pro forma EBITDA.

The EBITDA margin before the restructuring is 21.5%. And the EBITDA margin with the net synergies that we anticipate happening within the first 12 months will get us close to the 24% where JDA’s standalone operates today.

Moving along to the next slide you can see that our pro forma capital structure will be comprised of $77 million in cash, an un-drawn line of credit, a senior secured debt of $425 million, our convertible preferreds from (Thoma Bravo) of $50 million and book value common equity of nearly $350 million.

When you look at the leverage ratios with the synergies you can see that our gross debt to total EBITDA is 2.8 times, our net debt to total EBITDA will be 2.3 times and our coverage ratio on our interest expense will be 3.9 times.

We feel that these are very modest coverage ratios and debt ratios that we’re very comfortable with. At the outset they’re similar to where we were with Manugistics. And as we did with Manugistics operations we will aggressively manage our cash flow to delever as quickly as possible in the post periods following the close of the acquisition.

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

This chart shows the significant increase in scale that this provides to JDA and i2 on all fronts. We will have over $600 million in combined revenues; nearly $125 million in combined software revenues, maintenance revenues of over $271 million and services revenues of over $220 million as a combined entity moving forward.

The cost synergies have been identified by us in our initial pass of due diligence. Starting at the upper right hand of this pie and going around clockwise. We’ve identified $5.2 million of overlapping public company costs; this includes the costs of redundant executives, boards of directors, B&O insurance, accounting, tax and other legal fees.

We’ve identified some near term savings in legal fees of $1.4 million now that the litigation is behind them pursuing the SAP patent litigation. We have overlapping offices that will yield us, in the near term, $2.3 million of savings in occupancy costs.

We have overlapping marketing programs that will initially yield savings of $1.5 million. We have some overlapping product development headcount that will yield savings of $1.9 million. And likewise we have some overlapping headcount in sales and marketing that will yield synergies of $2.1 million.

In the G&A space we have opportunities for significant savings here by leveraging the offshore model that i2 has already deployed using many of its back offices in India. We will leverage that and come up with the best practice G&A organization using the best resources from our combined Scottsdale, Dallas and Indian operations.

This chart shows the pro forma earnings power building up to the $150 million of combined organization starting with our $90 million of EBITDA,

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

their $46 million and the net synergies of $14 million. You can see it’s not a stretch to immediately launch us to pro forma profits in excess of $150 million.

So in summary the financial benefits of this transaction include: the fact that it expands our revenues by over 65% while providing no dilution to the JDA shareholders. This transaction will be accretive to first year EPS before non-cash charges. The non-cash charges will be amortization of intangibles. And we have a proven ability to bring this accretion forward rapidly after any transaction that we close by executing on very detailed transition plans.

As I just delineated, we’ve identified near term cost synergies of about $20 million. And we would anticipate as the two organizations more forward and we further leverage our Indian operation, that we would have further efficiencies in the future.

Furthermore, i2 brings us some significant deferred tax assets. Not only will be able to generate about $6 million of cash shield to taxes from their existing NOLs but they also have substantial temporary differences on their balance sheet that will give us further tax savings and lower our overall tax rate in the near term.

And then, to top it all off, there are significant incremental revenue opportunities moving forward into phase two of the integration. The enhanced market presence expands our competitive opportunities. As with the Manugistics acquisition we will begin being invited into competitive situations where we had been excluded from the past as we were seen as not having the perfect product footprint.

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

There’s a larger overall addressable market available to JDA as a combined entity now because of the complimentary verticals. We have significant cross-selling and up-selling opportunities across our 6000 plus strong customer base.

While our customers have told us that this is a good fit because we do have customers who have already seen the value of owning both JDA, Manugistics and i2 products. But we still have a large untapped customer base out there.

And finally, this will propel us to be the clear leader in the supply chain planning and execution space across all of manufacturing and retail sectors.

And with that we will open up the floor for questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad; again, to ask a question please press star 1. We will pause for just a moment to compile the Q&A roster.

Your first question comes from the line of (Andrey Glukhov) with (Breann Murray).

(Andrey Glukhov):	Yes, thanks. Congrats on the deal, guys. Three questions if I may. First of all, Kris, you talked about the fact that i2 has recently experienced sort of an improvement in their maintenance rate, which is — and the maintenance retention rate, which sounds like now is within the acceptable range. What was behind that? And sort of is this 5%, I guess, did you kind of trust test it and do you think that that 5% maintenance retention is sustainable?

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

Kristen Magnuson:	Yes, first of all, as you can imagine, with a company like this we did substantial customer due diligence. And there are about 30 significant customers that make up nearly 50% of i2’s revenue. And we had significant conversations with those customers to verify the stickiness of the maintenance revenue.

And one of the things that had happened to i2 in the last few years is that they went through a renewal cycle from — with customers who had signed significantly large licenses during the heyday of the software licensing, you know, when customers were buying i2 licenses for, you know, $10 million, $15 million, $20 million.

And when they came upon their three year or five year renewal cycle and they realized in this day and age they could buy a new license for less than their maintenance renewal there was pressure on i2 to discount the renewal fees on their maintenance in order to preserve the customer relationship moving forward.

We believe they’ve been through most of those significant renewal cycles and have appropriately adjusted the ongoing rates so that they are at market now and the customer base is more secure. And in fact in recent periods that has proven true.

Another thing that was happening with i2 is they had moved some of their software that they sell to subscription-based models in order to provide a more stable recurring software license revenue. And in that case they bundled the maintenance with the software license revenue.

JDA SOFTWARE
Moderator: Hamish Brewer
8-11-08/10:00 am CT
Confirmation #59781202

So some of the maintenance revenue that’s been leaving is actually getting bundled into the subscription revenue, which shows up as part of software revenue.

And we really don’t care which stream it comes from as long as it maintains as a recurring revenue.

((Crosstalk))

Kristen Magnuson:	Go ahead, (Andrey).

(Andrey Glukhov):	I’m sorry, and so in your estimates of the software revenue what percent of that is recurring?

Kristen Magnuson:	About $22 million per annum of i2 software revenue is recurring in the last 12 months.

(Andrey Glukhov):	Okay. And, Hamish, I guess, i2 is sort of — it’s a very conceptually similar to Manugistics in terms of both are supply chain players. This is probably a touch more product overlap than you - which you guys had in the past. To the extent that you do have some overlapping functionality kind of what is your thinking on the survivor in Manugistics from a product — in Manugistics R&D versus i2 R&D? Who do you see having superior products here?

Hamish Brewer:	Well, first of all, I think it’s true to say that there’s more product overlap with i2 than there was with Manugistics. But as you may remember, with Manugistics we did have some product overlap. And the process that we went through there was we completed a detailed product roadmap, which we announced approximately six weeks after we closed the transaction.

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And our intention this time would be to do exactly the same. So about six weeks after we close the transaction we will launch a combined product roadmap that will lay out for all of our customers exactly how the combined solution footprint comes together.

What you’ll also — what you can also see when you look at the history, how JDA has performed with Manugistics, is that, you know, we didn’t just leave customers in the lurch. We took all of our customers forward. We provided ongoing support for all of our customers. And where we did decide to rationalize products we transferred those customers onto the new product platforms successfully. And I think, you know, we would take exactly the same approach with i2.

It’s true to say that there is a little bit more overlap on this one, but it’s not as much as you might imagine. I mean, on the face of it you look at it and you say, “Well, Manugistics is a supply chain planning company and i2 is a supply chain planning company. Doesn’t that mean they have a lot of overlapping products?”

I’m sure there are some, but there are more differences than there are overlap and by some significant margin. And that’s really where we see the exciting opportunity with this, because we get to now address areas, particularly with discrete manufacturing marketplace, which we just didn’t really have solutions for in the past.

So, you know, I think we’ll go through exactly the same process as we went through last time with Manugistics, but the overlap is definitely manageable. And where as last time we had a big architectural decision to make, because JDA had been developing on Microsoft.net Technologies and Manugistics had been developing on J2EE.

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As you know, we standardized on J2EE. That is our platform. It’s also i2’s platform. And we look at the underlying architectures of our solutions, we think that the technical integration this time around is going to be in fact much simpler and more straight forward. So overall, you know, we feel pretty good about that situation.

(Andrey Glukhov):	And then lastly, I’m sorry if I missed this, Kris what does the interest that you’re paying on the 425 and 1 million in debt?

Kristen Magnuson:	Right now we’re contemplating LIBOR plus 475.

(Andrey Glukhov):	Okay. Thank you.

Operator:	Your next question comes from the line of (Richard Williams) with Cross Research.

(Richard Williams):	Congratulations guys on the deal.

Hamish Brewer:	Thanks, Richard.

(Richard Williams):	Just curious, what do you do with all the headquarters buildings?

Kristen Magnuson:	The Dallas building, we happen to have an office very close to their Dallas office, so we would contemplate moving our associates into their building, and then shrinking it down to an appropriate space for right sizing the Dallas Headquarters to the size for a Sales and Operation Unit as opposed to a Headquarters Unit. Similar to what we did in Rockville, Maryland with Manugistics. We will sublet and renegotiate the lease there in Dallas.

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(Richard Williams):	Also, you mentioned the cross selling opportunities with i2 into the second tier. My understanding, and forgive me I haven’t covered i2 for a couple of years, I’ve understood that they had a very technically difficult offering, a very complex offering. How will you handle that? How should we think about that sale?

Hamish Brewer:	Yeah, and, you know, (Richard), the same was - could’ve been said about Manugistics as well. And, you know, when you’re building an architecture and a solution for the very largest companies in the world, the challenge with that is how do you package that same piece of software in a way that’s going to be consumable by smaller tier two companies.

And that’s really what we’ve done with the Manugistics platform and the Manugistics offering. It’s about repackaging how you deliver the product, how you install it, how you implement it, and the training and stuff that you put around it. That’s how we get to a total cost of ownership on an initial implementation basis and an ongoing ownership basis that tier two companies can handle.

And we’ve done that with the Manugistics platform without having to make, I’d say, major changes. We have made a number of architectural changes to make it easier to implement, and easier to maintain, and easier to operate. And we would, I think, take the same approach with, you know, where necessary, with the i2 platform as well. So, you know, we’re very confident that we can affect the same results with the i2 platform.

(Richard Williams):	Just curious if you have any pro forma numbers for G&A and CapEx on the combined company?

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Kristen Magnuson:	Yeah, we’re thinking the combined entity will need CapEx of around $12 million to $13 million in 2009. I prefer not to give the final G&A estimate out until we know when this deal is going to close and we give you our full projection for 2009.

(Richard Williams):	Are there any worries about the DOJ regarding the closing?

Kristen Magnuson:	No, not at this juncture. I mean, when you have two huge competitors out there, namely SAP and Oracle, I think that would be unlikely if we encounter any issues there.

(Richard Williams):	Okay, well may i2 turn out to be as successful as Manugistics. Good luck.

Hamish Brewer:	Thanks, (Richard).

Operator:	Your next question comes from the line of Amy Zuckerman with World Trade Magazine.

Amy Zuckerman:	Yes, good morning and thank you for being there. Just Kristen, I did not hear about the future from Mr. Chatterjee and other Senior Management at i2?

Hamish Brewer:	Well, we will, obviously, go through the entire leadership team of i2. And basically our approach in acquisitions is we look at the rolls that we need in the go forward organization and we try to identify the best person for each roll, whether that person is currently working for JDA or currently working for i2. And we will take exactly that same approach integrating i2 as we have done with out previous acquisitions. So we have not made any statements about individuals and we’re not going to until after the close.

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Amy Zuckerman:	And also, what about their attempt to create this full service approach, is this something you would continue with them being part of your team now with their — basically taking over aspects of supply chain management or is this something that’s going to change?

Hamish Brewer:	You know, we’re very impressed with how i2 operates its services. We think there’s some — a lot of things that JDA can benefit from and learn from in the way that i2 operates its services.

So we look to create a combined model that will hopefully take the best of what JDA does, which as I said a little bit earlier on, probably includes our real strength in being able to deliver solutions in a cost effective manner into tier two and take the best of i2 in terms of its ability to create a long-term, sustainable, services revenue streams from large customers.

And, you know, we don’t want to throw away any of those good things. So we believe that we’re going to be able to create a combined approach which will have hopefully, you know, the best of JDA and i2 put together. So I wouldn’t assume a dramatic change in the ongoing strategy of having strong services around the solutions that i2 offers.

Amy Zuckerman:	Thank you.

Operator:	Your next question comes from the line of Nari Viswanathan with Aberdeen Group.

Nari Viswanathan:	Hello, congrats on the deal. The question that I had was, I think conceptually it’s compelling that you’re looking at the i2 solutions as focusing on discrete and the Manugistics solution focusing on process.

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The reality is i2 itself has got some products which are just as process base and they have some customers who could be categorized as a process manufacturer or a mixed mode manufacturers having more discrete and manufacturing processes.

How are you going to rationalize those? Are you going to look at only having i2 products for handling discrete and basically (unintelligible) the i2 products as (unintelligible)?

Hamish Brewer:	As I said, you know, we will announce our combined product roadmap approximately six weeks after the deal closes. I do not want to get into speculation about how we’re going to combine our solutions at this stage. I think it would be inappropriate to do so.

But what I will say is that while it’s clear that there are strengths in the Manugistics solutions, the process manufacturers, and there are strengths in the i2 solutions for discrete manufacturers, our goal in that combined product roadmap will be to create one comprehensive offering that we can deliver across the entire manufacturing market, we’re not going to look at it as two distinct solution offerings, it will be one JDA product offering that will be able to address the needs of the entire manufacturing marketplace.

And that will be the challenge for our Product Development Team in terms of integrating JDA and i2 together, creating that single vision and single solution offering to that entire market.

Kristen Magnuson:	I think some of it is also semantics, the way we describe our customers and the way i2 describes their customers. You know, for example, Proctor and Gamble is a completely different type of company than Texas Instruments or

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Dell, some of which may call themselves process manufacturers versus discrete manufacturers.

Hamish Brewer:	(Callie), next question.

Operator:	Your next question comes from the line of (Janet Remkisim) with (Quadry Capital).

(Janet Remkisim):	Yes, a couple of questions. It just seems blatantly obvious that the premium on this deal is very small relative to the amount of cash on the balance sheet and the deferred tax asset. And also, just it was also interesting to me that your comments about i2’s management and who will be staying on.

This sort of begs the question, given the premium that you are paying to the bond holders, I would like you to respond to a specific question, were you negotiating with the management of i2 or were you negotiating with the bond holders? And could you please, you know, be specific as you can about that? This just smells like a rat to me.

Hamish Brewer:	I’m sorry it smells that way to you. It smells like a rose to me. But.

(Janet Remkisim):	I’m not surprised.

Hamish Brewer:	I think that this is a great deal for i2 and i2 shareholders. And I think that that’s the conclusion that the i2 Board reached. You know, i2’s been very public in it’s approach here as being very open and transparent in it’s decision to seek strategic alternatives for some period of time.

And so quite frankly, I don’t think it’s at all surprising or inappropriate that the premium could be described as relatively modest, because I would say that

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the fact that i2 was for sale and it was going to be sold was already abating the stock price of the i2 asset (unintelligible).

Kristen Magnuson:	And just to clarify, all of our negotiations were with the Strategic Review Committee of i2’s Board of Directors. We had no direct negotiations with their bond holders or preferred stockholders.

(Janet Remkisim):	Could you explain why the premium — why do you have a 10% premium on top of the change of control? Can you help us understand the logic behind paying these premiums to the bond holders and such a small premium to the equity holder?

Kristen Magnuson:	Well, I believe, that was the i2’s Board decision. And it was — they are complex securities with complex documentation. And they did the best negotiation they could to facilitate the transaction moving forward.

Hamish Brewer:	And also, I mean, the fact is, that there were hard constraints on what could be negotiated. I mean, the 10% premium was laid out very specifically in the contractual arrangement that i2 had established. And so, you know, there was no choice other than to pay that premium.

Operator:	Your next question comes from the line of (Arvind Rajamohan) with Oppenheimer and Company.

(Arvind Rajamohan):	Hey guys. Congratulations on the deal. I think a lot of questions have been answered. A quick housekeeping, Kris, did you say how much of savings you guys are going to receive from the NOL?

Kristen Magnuson:	I said the NOL we expect, because, you know, it’s statutorily limited, we think there’s a cash tax shield of about $6 million a year

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(Arvind Rajamohan):	Okay.

Kristen Magnuson:	We have not yet quantified the amount per annum that’s going to come in from the turn of their temporary differences, which represents another substantial deferred tax asset that we will bring over from their balance sheet.

(Arvind Rajamohan):	Okay, great. And then just a question on the center of excellence, does this really change anything in terms of timing or in terms of what you guys had thought about in terms of your Hyderabad Facility or is this just a matter of ramping up and bringing over some of their people?

Kristen Magnuson:	I think in terms of the back office operations, the things we were trying to do in G&A functions, this will actually accelerate our ability to get those savings, because they already have a lot of back office functions operating in Bangalore.

Hamish Brewer:	It doesn’t change our existing 2008 plan for our center of excellence one iota.

(Arvind Rajamohan):	Okay.

Hamish Brewer:	We will continue down that same path with the same plan that we had. What I think it does do is it accelerates our capability in terms of operating with this center of excellence model, because now we’ll have two centers of excellence, you know, both relatively closely located to each other in Hyderabad and Bangalore going forward.

(Arvind Rajamohan):	Okay great. Thanks a lot guys.

Hamish Brewer:	Thanks.

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Operator:	Your next question comes from the line of (Kevin Orum) with (Citium) Investments.

(Kevin Orum):	Hey guys. I think, Kris, you were saying you’re not going to be able quantify the size of the deferred tax asset. I was trying to get to on a go forward basis how much of your pre tax income will be shielded by past taxes.

Kristen Magnuson:	I can’t do it at this time, (Kevin), but by the time we close this deal I’ll be able to give you some guidance on, you know, how much we expect we’ll benefit from it in 2009 and 2010.

(Kevin Orum):	Okay. And what was behind the decision to repay the existing debt?

Kristen Magnuson:	Well, the existing debt at Manugistics has covenants in it that — that i2 — excuse me — that would’ve precluded us from taking on our new bank facility. And similarly, we need to refinance our own existing debt.

(Kevin Orum):	But that’s what I was referring to, your existing debt.

Kristen Magnuson:	Well, we can’t take on another $400 million of debt under our existing facility. It needs to go away.

(Kevin Orum):	Okay. All right, thanks guys.

Operator:	Your next question comes from the line of (Annas Duzusaf) with Chesapeake Partners.

(Annas Duzusaf):	Hey, I was wondering could you help me sort of understand the conditions associated with the financing?

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Kristen Magnuson:	I’m not sure what you mean. We have a full commitment letter from Credit Suisse and Wachovia to finance the $425 million deal. And the only things that could, you know, get rid of that would be a material adverse event and it was similarly described in the DMA.

(Annas Duzusaf):	Right. I’m looking at a line in your press release and it basically said it will also be necessary to complete JDA’s debt financing arrangements prior to completing the proposed merger. See I’m trying to understand is there.

Kristen Magnuson:	Well, okay, well we have.

(Annas Duzusaf):	Is there a marketing period? Is it, you know.

Kristen Magnuson:	Yeah, okay, so we have a commitment from Credit Suisse and Wachovia to underwrite the deal and find us the financing. But, of course, we have to go visit the rating agencies and reconfirm our ratings and then we’ll need to have a bank meeting to market the deal, you know, because they have an interest in participating out the funding of the full $25 million.

(Annas Duzusaf):	So it’s subject to your marketing period?

Kristen Magnuson:	Yeah, but not really subject to, because they have given us a letter that says they can get it done. But in the end, Wachovia and Credit Suisse aren’t going to hold all of the paper. They’re going to market it out to other banks, and we will assist them in that process.

(Annas Duzusaf):	Okay, great. Thank you.

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Operator:	Again, if you would like to ask a question please press star 1. Your next question comes from the line of Paula Rosenblum with RSR.

Paula Rosenblum:	Hi, Hamish. Congratulations, really great deal. You spent a lot of time talking about discrete, i2 also have some retail assets and I just wondered what your plans are for that.

Hamish Brewer:	Yeah, I actually mentioned briefly that we see some additional incremental capabilities for our retail offering coming from i2. So, you know, we plan to take advantage of what we see are some of the additional capabilities that are going to get there from i2

It’s going to expand our retail offering. It expands our retail customer base. And we’ve got about, I think, if my memory serves me correct, we got about 30 odd joint retail customers today. And so, you know, it expands our retail offering too.

Paula Rosenblum:	Okay, thanks. I just wondered about the overlap part, because there is some real overlap.

Hamish Brewer:	Well, there’s overlap in the retail area. There’s also overlap, obviously, in some of the manufacturing solutions as well. And as I mentioned, you know, our plan is to create one cohesive offering for our entire customer base. And then in doing so, we will announce that plan about six weeks after we close the transaction. And we’ll also be in a position then to talk about, you know, what that transition looks like and how it’s going to effect existing customers.

Because I think all of our customers will be able to take comfort form the fact that, you know, this will be our eleventh acquisition and so far in the past 10 acquisitions I think we’ve been very successful in taking care of the interest of

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our customers and ensuring the ongoing relationships and revenue streams from those customers.

Paula Rosenblum:	Okay. Thank you, Hamish.

Operator:	Your next question comes from the line of (Vick Middle) with (unintelligible) Capital.

(Vick Middle):	Hi, yeah. The one quick clarification on the financing question from prior, is the thought that the debt will be syndicated or marketed out to a general audience prior to the i2 shareholder vote or after a successful vote there?

Kristen Magnuson:	No, it’ll be marketed prior to the i2 shareholder vote, but the credit agreement will not be signed until we know we’re actually closing the transaction.

(Vick Middle):	I see. Okay, great.

Operator:	There are no further questions at this time.

Hamish Brewer:	Good, thank you very much (Callie). And thank you very much everyone for joining us on this call today. We, obviously, look forward to giving you further updates as we move along towards the close of this transaction. I appreciate you taking the time to join us today. Thank you. Good bye.
END